As filed with the Securities and Exchange Commission on January 12, 2026

Registration No. 333-273828

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Cantor Fitzgerald Income Trust, Inc.

(Exact name of registrant as specified in its charter)

110 E. 59th Street

New York, NY 10022

(212) 938-5000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Cantor Fitzgerald Income Advisors, LLC

Adam Brajer

110 E. 59th Street

New York, NY 10022

(212) 938-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lindsey Magaro Alston & Bird LLP 1201 West Peachtree St. Atlanta, GA 30309 (404) 881-7410	Stephen M. Merkel Cantor Fitzgerald Investors, LLC 499 Park Avenue New York, NY 10022 (212) 938-5000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-273828

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-273828) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

PART II

Information Not Required in the Prospectus

Item 36. Financial Statements and Exhibits

(b)
Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit Index

Exhibit Number	Description
4.1	Fourth Amended and Restated Share Repurchase Program (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on January 7, 2026 and incorporated herein by reference)
10.1

Third Amended and Restated Advisory Agreement by and among Cantor Fitzgerald Income Trust, Inc., Cantor Fitzgerald Income Advisors, LLC, Cantor Fitzgerald Income Trust Operating Partnership, L.P. and Cantor Fitzgerald Investors, LLC, dated January 1, 2026 (filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on January 7, 2026 and incorporated herein by reference)

10.2

Second Amended and Restated Limited Partnership Agreement of Cantor Fitzgerald Income Trust Operating Partnership, L.P., dated January 1, 2026 (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on January 7, 2026 and incorporated herein by reference)

24.1*	Power of Attorney

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 12, 2026.

CANTOR FITZGERALD INCOME TRUST, INC.

By:	/s/ William Ferri
William Ferri
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on January 12, 2026.

Name	Title

/s/ William Ferri	Chief Executive Officer (Principal Executive Officer)
William Ferri

/s/ Brandon Lutnick	Chairman of the Board of Directors
Brandon Lutnick

/s/ Danny H. Salinas	Director, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
Danny H. Salinas

*	Independent Director
Arthur F. Backal

*	Independent Director
John M. Matteson

*	Independent Director
Dean Palin

*By:	/s/ Danny H. Salinas
Danny H. Salinas
Attorney-in-fact